Exhibit 99 (a)(5)

MONTHLY SERVICER’S CERTIFICATE

(TO BE DELIVERED EACH MONTH PURSUANT TO SECTION 3.01(b)(i)

OF THE SERIES 2003-1 TRANSITION PROPERTY SERVICING AGREEMENT)

ONCOR ELECTRIC DELIVERY TRANSITION BOND COMPANY LLC,

Series 2003-1 Bonds

Oncor Electric Delivery Company LLC, as Servicer

Pursuant to the Series 2003-1 Transition Property Servicing Agreement dated as of August 21, 2003 (the “Series 2003-1 Transition Property Servicing Agreement”) between Oncor Electric Delivery Company LLC, as Servicer, and Oncor Electric Delivery Transition Bond Company LLC, as Issuer, the Servicer does hereby certify as follows:

SERIES 2003-1 COLLECTION PERIOD: February 2011

Customer Class	a. Series 2003-1 Transition Charges in Effect August 27, 2010	b. Series 2003-1 Transition Charges Billed	c. Actual Series 2003-1 Transition Charge Payments Received	d. Series 2003-1 Transition Charge Remittances Made to Trustee

Residential Service	$0.000630/ kWh	$2,428,696.32	$2,144,801.63	$2,144,801.63

General Service Secondary		$2,235,042.55	$1,950,131.11	$1,950,131.11

Non-demand	$0.000172/ kWh

Demand	$0.188/ kW

General Service Primary		$308,929.81	$253,704.77	$253,704.77

Non-demand	($0.000201)/ kWh

Demand	$0.180/ kW

High Voltage Service	$0.141/ kW	$170,909.41	$142,111.56	$142,111.56

Lighting Service	$0.000876/ kWh	$26,750.84	$16,233.62	$16,233.62

Instantaneous Interruptible	$0.106/ kW	$125,408.81	$94,531.58	$94,531.58

Noticed Interruptible	$0.195/ kW	$198,043.22	$153,552.05	$153,552.05

Total		$5,493,780.96	$4,755,066.32	$4,755,066.32

Capitalized terms used herein have their respective meanings set forth in the Series 2003-1 Transition Property Servicing Agreement.

In WITNESS HEREOF, the undersigned has duly executed and delivered this Monthly Servicer’s Certificate this 7th day of March, 2011.

ONCOR ELECTRIC DELIVERY COMPANY LLC,
as Servicer

By:	/s/ John M. Casey
Name:	John M. Casey
Title:	Vice President and Treasurer